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                                                                    EXHIBIT 99.1

                TERRACE HOLDINGS FINALIZES AGREEMENT TO ACQUIRE

                           WHOLESALE PRODUCE COMPANY


FORT LAUDERDALE, Fla., July 7, 1997 - Terrace Holdings Inc. (Nasdaq - THIS) has reached a final agreement with A One A Wholesale Produce Inc., a Fort Lauderdale, Fla.-based produce distributor, to acquire the company's assets and related liabilities. Terms of the deal were not disclosed.

     Under the agreement, A One A Wholesale Produce will become a wholly-owned subsidiary of Terrace Holdings. The companies estimate a combined annual revenue of more than $28 million.

     "With this acquisition, we are continuing towards our objective to build a company which operates well-established food and food service units that have significant positions in the marketplace," said Milton Namiot, Terrace Holdings' CEO.

     Virgil Scarbrough, A One A's president, and Scott Davis, A One A's vice president, will oversee Terrace Holdings' food distribution unit. The company will expand the current produce operations through increased coverage and a broad product line.

     "Our goal is to immediately increase the produce operations' profits and revenues, which approached $14.5 million in 1996," said Steven Shulman, Terrace Holdings' chairman. "The acquisition of A One A Wholesale, with its current profitability, illustrates Terrace's commitment to accretive acquisitions and increased shareholder value."

     A One A Wholesale Produce sells and distributes fresh fruit and vegetables to hotels, restaurants and other businesses in south and central Florida.

     Terrace Holdings is the parent company of Deering Ice Cream Co., a manufacturer and marketer of brand-name frozen desert products, including Howard Johnson's ice cream. Headquartered in Fort Lauderdale, Terrace Holdings, through its subsidiaries, also organizes Passover holiday vacations and owns and operates Kosher food service units in South Florida.